Exhibit 99.1

LKQ Corporation Finalizes Acquisition of Pittsburgh Glass Works
Chicago, IL (April 21, 2016) - LKQ Corporation (Nasdaq: LKQ) today announced that it has completed its previously announced acquisition of Pittsburgh Glass Works LLC (“PGW”). PGW is a leading global distributor and manufacturer of automotive glass products. PGW’s business comprises wholesale and retail distribution services, automotive glass manufacturing, and retailer alliance partnerships. PGW operates approximately 120 distribution branches serving over 7,000 automotive glass retailer shops across North America. In addition, PGW operates 12 manufacturing, fabrication and assembly facilities.

“With the acquisition of PGW and our entrance into the sizable automotive glass market, we continue to grow our industry-leading position and product offerings to further serve the needs of our professional repairer customer,” stated Robert L. Wagman, President and Chief Executive Officer of LKQ Corporation.
Jim Wiggins, Chairman and CEO of PGW commented: “PGW is excited to join LKQ. We view PGW’s offerings as complementary to LKQ’s business, and together our respective teams now have the technology, products, and expertise to introduce automotive glass to LKQ’s global growth strategy.”
About LKQ Corporation
LKQ Corporation (www.lkqcorp.com) is a leading provider of alternative and specialty parts to repair and accessorize automobiles and other vehicles.  LKQ has operations in North America, Europe, and Taiwan. LKQ offers its customers a broad range of replacement systems, components, equipment and parts to repair and accessorize automobiles, trucks, and recreational and performance vehicles.
Forward Looking Statements
Certain statements in this press release that are not historical facts are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements generally include expectations, beliefs, hopes, intentions or strategies regarding our future, including with respect to the transaction described and statements or assumptions regarding financial and operating results, benefits and synergies of the transaction, and other statements that are based on management's current beliefs and expectations of the company and the combined businesses.  Forward looking statements are subject to risks, uncertainties and other factors some of which are not currently known to us. Actual events or results may differ materially from those expressed or implied in the forward looking statements as a result of various factors, including the failure to realize, or delays in realizing, growth projections, synergies and cost-savings from the transaction; competitive responses to the transaction; and the risks, uncertainties and other factors described in our Form 10-K for the period ended December 31, 2015 filed with the Securities and Exchange Commission. We assume no obligation to publicly update any forward looking statement to reflect events or circumstances arising after the date on which it was made, except as required by law.

Joseph P. Boutross-LKQ Corporation
Director, Investor Relations
jpboutross@lkqcorp.com
(312) 621-2793